Exhibit 99.1
Double Eagle Petroleum Company
P. O. Box 766 · Casper, WY 82602 · 1-307-237-9330 · Fax: 1-307-266-1823
FOR RELEASE AT 11:00 AM, EDT
Date: June 29, 2007
Double Eagle Petroleum Announces Pricing of Offering of 9.25% Series A
Cumulative Preferred Stock
Casper, Wyo., June 29, 2007/PRNewswire-FirstCall/ — Double Eagle Petroleum Co. (NASDAQ: DBLE) (“Double Eagle” or the “Company”), an oil and gas exploration and development company, announced today the pricing of 1,400,000 shares, which is an upsizing from the previously announced offering size of 1,200,000 shares, of its 9.25% Series A Cumulative Preferred Stock (“Series A Preferred Stock”), at $25.00 per share, for a total offering size of $35,000,000. Dividends on the Series A Preferred Stock will accrue at a fixed rate of 9.25% per annum of the $25.00 per share liquidation preference. Ferris, Baker Watts, Incorporated is acting as the sole underwriter for the offering. As part of the offering, the Company has granted a 30-day option to the underwriter to purchase up to an additional 210,000 shares of the Series A Preferred Stock to cover over-allotments, if any. The Company’s shares of Series A Preferred Stock have been accepted for trading on The NASDAQ Capital Market under the symbol “DBLEP.”
Proceeds from the offering are expected to be approximately $33,000,000, before any exercise of the underwriter’s over-allotment option, after deducting the underwriting discounts and commissions and the estimated offering expenses. Double Eagle plans to use the net proceeds to reduce indebtedness under its revolving bank facility (which will permit additional borrowings in the future), to fund drilling and development of its Atlantic Rim properties when and if those properties become available for development, to fund further development of our Pinedale and other properties, to undertake potential acquisitions and for other general corporate purposes.
Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained from Ferris, Baker Watts, Incorporated at 100 Light Street, Baltimore, Maryland 21202.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Double Eagle
Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve the Cow Creek Unit Deep and South Fillmore prospects in southwestern Wyoming, as well as the Christmas Meadows Prospect in northeastern Utah.
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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, changes in economic or market conditions that may prevent the Company from completing the preferred stock offering, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as result of new information, future events or otherwise.
Company Contact:
John Campbell, Investor Relations
(303) 794-8445
www.dble.us